Exhibit 99.1

         HAEMONETICS REPORTS FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

                    COMPANY AFFIRMS ANNUAL PRO FORMA GUIDANCE

    BRAINTREE, Mass., July 27 /PRNewswire-FirstCall/ -- Haemonetics Corporation (NYSE: HAE) reported today first quarter fiscal year 2007 GAAP net revenue of $111 million, a 7.3% increase over the first quarter of fiscal year 2006.

    Brad Nutter, Haemonetics President and CEO, said, "We are making good progress expanding our business in existing markets. Sales growth was driven by U.S. plasma and OrthoPAT, each growing more than 40% in the quarter, and U.S. red cells which grew 28% in the quarter. Each of these products is off to a strong start."

    Diluted GAAP net earnings per share were $0.40 for the quarter, down 14.5% over Q1:06 earnings of $0.47. This is the first quarter in which Haemonetics is adopting stock option expensing. Additionally, a restructuring charge impacts comparability between Q1:07 and Q1:06. GAAP earnings reflect share based compensation expense under FAS 123R of $3 million (pre-tax), or $0.07 per diluted share, and a restructuring charge of $1.6 million (pre-tax), or $0.04 per diluted share, as Haemonetics transforms its international business operations. Therefore, first quarter pro forma diluted net earnings per share adjusted to eliminate the impact of these items were $0.52, up 10.6%.

    Mr. Nutter added, "Our business transformation initiatives are on plan. In the quarter, we expanded our product portfolios with the introduction of three new products, acquired a nano-technology company which strengthens our research competencies, implemented changes for a leaner yet more efficient international organization, and began the first phase of our ERP initiative. We are off to a good start for the year, and, as a result, we are affirming our annual pro forma guidance."

    FINANCIALS

    Excluding the charges noted above, Haemonetics reported the following Q1:07 pro forma results versus Q1:06:

     * Revenue of $111 million, up 7.3%
     * Gross profit of $57 million, up 5.3% from $55 million in Q1:06
     * Gross margin of 51.9%, down 90 basis points
     * Operating expenses of $38 million, up 4.9% from $36 million in Q1:06
     * Operating income of $20 million, up 6.1% from $18 million in Q1:06
     * Operating margin of 17.7%, down 20 basis points
     * Earnings per share of $0.52, up 10.6% from $0.47
     * Tax rate of 35% down from 36% in Q1:06

    Haemonetics reported the following Q1:07 GAAP results versus Q1:06:

     * Revenue of $111 million, up 7.3%
     * Gross profit of $57 million, up 5.2% from $55 million in Q1:06
     * Gross margin of 51.8%, down 100 basis points
     * Operating expenses of $42 million, up 17.5% from $36 million in Q1:06
     * Operating income of $15.0 million, down 18.7% from $18 million in Q1:06
     * Operating margin of 13.6%, down 430 basis points
     * Earnings per share of $0.40, down 14.5% from $0.47
     * Tax rate of 35.6% down from 36% in Q1:06

    Haemonetics will post detailed information on the effects of foreign currency on the web at http://www.haemonetics.com/site/content/investor/Non_GAAP.asp.

    BALANCE SHEET

    Haemonetics' cash and short term investments increased $9 million in the quarter, for a cash balance of $260 million. The Company generated $16.8 million in cash flow from operating activities for the quarter.

    PATIENT PRODUCT LINE

    The Company reported strong progress in its transition to direct U.S. sales of the OrthoPAT(R). U.S. OrthoPAT brand disposables revenue growth was 41% in the quarter even as many customers worked through inventory acquired from a former distributor. Worldwide OrthoPAT disposables revenue was $7 million, up 28.9% over Q1:06. In contrast to the market for the Company's Cell Saver systems, the $625 million orthopedic surgical market addressed by the OrthoPAT system is relatively unpenetrated and growing.

    Brian Concannon, President of Haemonetics' Patient Division, said, "I'm pleased with our first quarter OrthoPAT sales growth. We beat our U.S. sales unit plan. In the first quarter, our plan was to sell 9,900 disposable units in the U.S. We exceeded our plan by selling more than 10,500 units. As the sales force matures and inventory is consumed, our targets increase to 12,500 units in Q2, 15,000 units in Q3, and 17,000 units in Q4. So we'll see growing momentum in sales as the year rolls out."

    Surgical disposables revenue, principally sales of Cell Saver(R) systems, was $17 million for the quarter, level with Q1:06. The Cell Saver market continues to shrink because of a shift to less invasive surgeries and the impact of drug eluting stents.

    DONOR PRODUCT LINE

    For the quarter, plasma disposable sales benefited from growth of 41.0% in the U.S. and 14.0% in Europe as the plasma collection market continues to grow. Haemonetics placed nearly 400 incremental PCS(R)2 devices in the quarter to meet increasing demand for plasma collections. Worldwide plasma disposables revenue was $32 million for the quarter, up 16.9% from Q1:06.

    Blood bank disposables revenue was $31 million for the quarter, down 4.1% from Q1:06.

    Peter Allen, President of the Donor Division, said, "The blood bank revenue decline in the quarter is attributable to lower Japanese platelet disposable revenues. This decline is a result of lower platelet collections and of a rebalancing of platelet disposables market share as a local competitor has resolved its quality issues and returned to the market."

    Quarterly red cell revenue was driven by U.S. growth of 28.1% due to unit growth and a favorable shift in product mix. Worldwide red cell disposables revenue was $11 million for the quarter, up 25.4% over Q1:06.

    SIGNIFICANT ANNOUNCEMENTS

    Haemonetics completed its previously announced acquisition of Arryx, Inc., a privately held nano-technology company. Haemonetics has been collaborating with Arryx since October 2004 in developing next generation blood separation and processing technologies, and the Company previously owned a 19% minority stake in Arryx. Haemonetics acquired the remaining outstanding shares of Arryx for $26 million in cash. The Arryx technology strengthens and diversifies Haemonetics' research capabilities, providing the Company with a new technology platform for future product development.

    The Company also announced it received a Company-record number of 510(k) clearances from the U.S. Food and Drug Administration (EQue(TM) automated donor interview and assessment software, a filter bag for use with Haemonetics' surgical products, and AS-5 intravenous solution).

    FY07 GUIDANCE

    Haemonetics affirmed its pro forma FY07 guidance which will be measured against pro forma FY06 results. Annual FY07 pro forma guidance is:

     * Revenue growth of 10-14%
     * Gross margins in the range of 52%
     * Operating income growing 14-21%
     * Operating margins improving to approximately 18%
     * Earnings per share in the range of $2.05-$2.17

    For comparison purposes, the FY06 pro forma results exclude the benefit of an arbitration award received in the third quarter which added $26.4 million to operating income and $0.62 to earnings per share.

    The FY07 guidance is based on anticipated annual pro forma results that exclude three items: 1) the impact from stock compensation expense (FAS 123R), expected to be approximately $10 million (pre-tax), or $0.25 per share with costs spread throughout the year; 2) a restructuring charge of $3-$4 million (pre-tax), or $0.07 to $0.09 per share, with costs spread throughout the year; and 3) up to $16 million, or $0.56 per share in one-time acquisition charges, primarily in process R&D charges, resulting from the Arryx acquisition. Therefore, FY07 GAAP earnings per share are expected to be in the range of $1.15 to $1.29.

    In FY07, the Company expects to generate $35-$40 million of operating cash flow, Haemonetics' internal cash flow measurement.

    Haemonetics has posted potential income scenarios reflecting the high and low ranges of guidance on its website at http://www.haemonetics.com.

    CONFERENCE CALL

    Haemonetics will hold a conference call on Thursday, July 27th at 10:00 a.m. eastern. The call will discuss the first quarter results and other business developments including an update on the Arryx acquisition and integration. Interested parties can participate in the conference call by dialing 888-802-8579 (US only) or 973-633-6740 (International) with conference ID 7605624. The call will be replayed through August 11th at 877-519-4471 (US only) or 973-341-3080 (International) using PIN 7605624.

    Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit its web site at http://www.haemonetics.com.

    Haemonetics has presented supplemental non-GAAP financial results excluding stock compensation expense and restructuring costs as part of this release. Haemonetics believes that these non-GAAP results are useful to investors because it allows for an evaluation of the Company with a focus on the results of our core business.

    This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

      HAEMONETICS CORPORATION FINANCIAL SUMMARY FOR THE FIRST QUARTER FYE07
              (UNAUDITED DATA IN THOUSANDS, EXCEPT PER SHARE DATA)
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                      % Inc/(Dec)
                                                                        vs Prior
                                        07/01/06        07/02/05          Year
                                      ------------    ------------    ------------
NET REVENUES                          $    110,674    $    103,173             7.3%
Gross profit                                57,373          54,524             5.2
    R&D                                      5,422           5,541            (2.1)
    S,G&A                                   36,908          30,488            21.1

Operating expenses                          42,330          36,029            17.5

Operating income                            15,043          18,495           (18.7)
    Interest expense                          (425)           (541)          (21.4)
    Interest income                          2,026           1,313            54.3
    Other income/(expense), net                912             864             5.6

Income before taxes                         17,556          20,131           (12.8)

Tax expense                                  6,248           7,247           (13.8)

NET INCOME                            $     11,308    $     12,884           (12.2)

Net income per common share
 assuming dilution                    $       0.40    $       0.47           (14.5)%

Weighted average number of shares
    Basic                                   26,900          26,280
    Diluted                                 27,929          27,209

                                                                      Inc/(Dec) vs
                                                                       prior year
                                                                         profit
Profit Margins:                                                         margin %
-----------------------------------   ------------    ------------    ------------
Gross profit                                  51.8%           52.8%           (1.0)
R&D                                            4.9%            5.4%
S,G&A                                         33.3%           29.6%
Operating income                              13.6%           17.9%           (4.3)
Income before taxes                           15.9%           19.5%           (3.6)
Net income                                    10.2%           12.5%

       CONSOLIDATED STATEMENTS OF INCOME ADJUSTED FOR THE EFFECT OF STOCK
                BASED COMPENSATION EXPENSE & RESTRUCTURING COSTS

                                                        07/01/06
                                                       Effect of        07/01/06
                                        07/01/06      Stock Based     Restructur-      07/01/06
                                           As         Compensation        ing        As Adjusted
                                        Reported       Expense(1)      Costs(2)          (3)
                                      ------------    ------------    ------------   ------------
NET REVENUES                          $    110,674    $          0    $          0   $    110,674
Gross profit                                57,373             (64)              0         57,437
         R&D                                 5,422             100               0          5,322
         S,G&A                              36,908           2,863           1,561         32,484

Operating expenses                          42,330           2,963           1,561         37,806

Operating income                            15,043          (3,027)         (1,561)        19,631
         Interest expense                     (425)              0               0           (425)
         Interest income                     2,026               0               0          2,026
         Other
          income/(expense),
          net                                  912               0               0            912

Income before taxes                         17,556          (3,027)         (1,561)        22,144

Tax expense                                  6,248            (956)           (546)         7,750

NET INCOME                            $     11,308    $     (2,071)   $     (1,015)  $     14,394

Net income per common share
assuming dilution                     $       0.40    $      (0.07)   $      (0.04)  $       0.52(4)

Weighted average number of
 shares
         Basic                              26,900          26,900          26,900         26,900
         Diluted                            27,929          27,929          27,929         27,929

Profit Margins:

Gross profit                                  51.8%                                          51.9%
R&D                                            4.9%                                           4.8%
S,G&A                                         33.3%                                          29.4%
Operating income                              13.6%                                          17.7%
Income before taxes                           15.9%                                          20.0%
Net income                                    10.2%                                          13.0%

                                        07/01/06           07/02/05       Adjusted %
                                           As                 As         Inc/(Dec) vs
                                      Adjusted(3)          Reported       Prior Year
                                      ------------       ------------    ------------
NET REVENUES                          $    110,674       $    103,173             7.3%
Gross profit                                57,437             54,524             5.3
   R&D                                       5,322              5,541            (4.0)
   S,G&A                                    32,484             30,488             6.5

Operating expenses                          37,806             36,029             4.9

Operating income                            19,631             18,495             6.1
   Interest expense                           (425)              (541)          (21.4)
   Interest income                           2,026              1,313            54.3
   Other income/(expense), net                 912                864             5.6

Income before taxes                         22,144             20,131            10.0

Tax expense                                  7,750              7,247             6.9

NET INCOME                            $     14,394       $     12,884            11.7

Net income per common share
 assuming dilution                    $       0.52(4)    $       0.47            10.6%

Weighted average number of shares
   Basic                                    26,900             26,280
   Diluted                                  27,929             27,209

                                                                         Inc/(Dec) vs
                                                                          prior year
                                                                            profit
Profit Margins:                                                             margin %
----------------------------------    ------------       ------------    ------------
Gross profit                                  51.9%              52.8%           (0.9)
R&D                                            4.8%               5.4%
S,G&A                                         29.4%              29.6%
Operating income                              17.7%              17.9%           (0.2)
Income before taxes                           20.0%              19.5%            0.5
Net income                                    13.0%              12.5%

(1)  Stock based compensation expense related to the adoption of FAS 123R.

(2) Restructuring costs primarily include severence and related costs associated with eliminating or reorganizing certain positions in our international business operations.

(3) "As Adjusted" is comprised of "As Reported" less the "Effect of Stock Based Compensation" and "Restructuring Costs."

(4)  Does not cross-foot due to rounding.

                                REVENUE ANALYSIS

                                                      First Quarter
                                        ------------------------------------------
                                          07/01/06       07/02/05      % Inc/(Dec)
                                        ------------   ------------   ------------
Revenues by Geography
    United States                       $     46,420   $     38,223           21.4%
    International                             64,254         64,950           (1.1)
    Net Revenues                        $    110,674   $    103,173            7.3

Disposable Revenues by Product Family

Donor:
    Plasma                              $     31,919   $     27,303           16.9%
    Blood Bank                                31,346         32,690           (4.1)
    Red Cell                                  10,600          8,455           25.4
                                        $     73,865   $     68,448            7.9
Patient:
    Surgical                                  17,133         17,096            0.2
    Orthopat                                   7,206          5,589           28.9
                                        $     24,339   $     22,685            7.3

    Subtotal                            $     98,204   $     91,133            7.8

Equipment                               $      5,608   $      6,111           (8.2)
Misc & Service                                 6,862          5,929           15.7
Net Revenues                            $    110,674   $    103,173            7.3

                           CONSOLIDATED BALANCE SHEETS

                                             Period ending
                                      ---------------------------
                                        07/01/06       04/01/06
                                      ------------   ------------
Assets

Cash & cash
 equivalents                          $    260,031   $    250,667
Short-term
 investments                                     0              0
Accounts
 receivable, net                            89,281         86,901
Inventories,
 net                                        55,561         54,571
Other current
 assets                                     28,404         26,265
  Total current
   assets                                  433,277        418,404

Net PP&E                                    79,920         75,266
Other assets                                55,037         52,873

   Total assets                       $    568,234   $    546,543

Liabilities & Stockholders' Equity

S/T debt &
current
maturities                            $     22,226   $     26,176

 Other current
  liabilities                               67,356         61,940
 Total current
  liabilities                               89,582         88,116

Long-term debt                              12,835         12,977
Other long-term
 liabilities                                 3,982          3,800
Stockholders'
 equity                                    461,835        441,650

 Total
  liabilities
  & equity                            $    568,234   $    546,543


     CONTACT:

     Julie Fallon
     Tel. (781) 356-9517
     Alternate Tel. (617) 320-2401
     fallon@haemonetics.com

SOURCE  Haemonetics Corporation
    -0-                             07/27/2006
    /CONTACT: Julie Fallon of Haemonetics Corporation, +1-781-356-9517, Alternate Tel., +1-617-320-2401, or fallon@haemonetics.com/
    /Web site:  http://www.haemonetics.com/